Exhibit 24.3

POWER OF ATTORNEY

The person whose signature appears below hereby constitutes and appoints Michael H. Thaman, Owens Corning’s Chairman of the Board and Chief Financial Officer, and Stephen K. Krull, Owens Corning’s Senior Vice President, General Counsel and Secretary, and each of them, and any successor or successors to such offices held by each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-1 filed by Owens Corning on August 7, 2006 (including, without limitation, post-effective amendments), and any registration statement or amendment under Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

March 14, 2007	/s/ W. Howard Morris
W. Howard Morris
Director